Exhibit 99.1
CELSIUS HOLDINGS REPORTS FIRST QUARTER 2010 RESULTS

Quarter Highlighted by Increased Revenue, Accelerating Consumer Purchases and Review of Guidance

Delray Beach, FL—May 13, 2010—Celsius Holdings, Inc., (NASDAQ: CELH) the creator and marketer of Celsius®, Your Ultimate Fitness Partner™, today reported their results of operations for the first quarter ended March 31, 2010.

Revenue for the quarter totaled $2.3 million as compared to $971,000 for the same quarter in 2009, an increase of 140.6%. The company recorded a net loss of $5.9 million for the 2010 quarter as compared to $1.2 million for the same period last year, or ($0.40) and ($0.16) per share, respectively.

Cash, cash equivalents and short-term investments at March 31, 2010 totaled $10.2 million compared to $607,000 at December 31, 2009.

Commenting on the results of the quarter, Stephen C. Haley, Chairman and Chief Executive Officer of Celsius Holdings, Inc., stated, “This was an eventful quarter for Celsius on several fronts.  In conjunction with a significant investment in product promotion and couponing, we saw our revenue more than double compared to the same quarter last year. We also saw our case equivalent volume triple during the same period. The disparity between case volume and revenue increase is due in large part from the expense we record from our coupon redemption and promotions, which directly offsets our gross revenue number and works to lower our gross profit margin. We believe these are necessary investments as we execute on our sales and marketing strategies. We also learned that it took longer than expected for the initial pipeline of products that we shipped in the fourth quarter of 2009 to get on retailers’ shelves and accordingly, first quarter 2010 refill orders were not received from some customers to the extent we anticipated. While our pace is picking up rapidly, as a conservative measure, we’ve decided to take these factors into account and adjust our sales guidance for the year to a range of $18 million to $22 million.”

“We gleaned a tremendous amount of good operational and sales information from the first quarter. Consumer purchases grew at an average of 24%, monthly compounded rate, based on various retail scan data for the first quarter. This is supported by the analysis of our marketing data which appears to be indicating that when consumers try Celsius they love the taste and can feel the difference in energy and endurance and quickly become loyal, return buyers of the brand. With this in mind we will continue to induce trial of our products through couponing and other promotional activities. Our sales efforts will also employ a national advertising campaign that includes TV, radio, print, as well as product sampling efforts.  With a $13.1 million secondary offering and a $5.1 million conversion of debt to equity completed during the first quarter of 2010, we have the balance sheet resources required to continue to execute our business plan,” Haley concluded.

Conference Call Information:

Celsius Holdings will host a conference call to review its first quarter 2010 results on Thursday, May 13, 2010 at 11:00 a.m. Eastern.  The call will be hosted by Steve Haley, Chairman and Chief Executive Officer and Geary Cotton, Chief Financial Officer. Interested parties may access the conference call via web cast at www.celsius.com. The call will also be available by dialing the following numbers: (877) 407-8031 (domestic) or (201) 689-8031 (international), pass code #349734.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (NASDAQ:CELH) markets Celsius®, Your Ultimate Fitness Partner TM, which is backed by science. Celsius is dedicated to providing healthier, everyday refreshment through science and innovation. Information about Celsius Holdings, Inc. and Celsius, Your Ultimate Fitness Partner TM, is available at http://www.celsius.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
	March 31	December 31
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$10,179,198	$606,737
Accounts receivable, net	1,740,957	2,124,788
Inventories, net	1,558,778	1,650,337
Other current assets	995,462	893,202
Total current assets	14,474,395	5,275,064

Property, fixtures and equipment, net	123,671	179,832
Other long-term assets	18,840	18,840
Total Assets	$14,616,906	$5,473,736

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$2,994,546	$1,722,031
Short term portion of other liabilities	-	23,074
Due to related parties, short-term portion	60,000	1,110,000
Total current liabilities	3,054,546	2,855,105

Convertible note payable, net of debt discount	34,704	34,519
Convertible note payable, net of debt discount, related party	2,000,000	5,620,052
Due to related parties, long-term portion	50,441	61,034
Other liabilities	-	55,183
Total Liabilities	5,139,691	8,625,893

Stockholders’ Equity (Deficit):
Preferred stock	-	-
Common stock	18,401	12,030
Additional paid-in capital	34,452,695	15,997,210
Accumulated deficit	(24,993,881)	(19,141,397)
Total Stockholders’ Equity (Deficit)	9,477,215	(3,152,157)
Total Liabilities and Stockholders’ Equity (Deficit)	$14,616,906	$5,473,736

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
	For the Three Months Ended March 31,
	2010	2009

Net revenue	$2,336,884	$971,411
Cost of revenue	1,500,563	544,524
Gross profit	836,321	426,887

Selling and marketing expenses	4,755,452	1,221,045
General and administrative expenses	1,354,178	354,775
Loss from operations	(5,273,309)	(1,148,933)

Loss on extinguishment of debt	322,356	-
Interest expense, net	256,819	28,997
Other expense	579,175	28,997

Net loss	$(5,852,484)	$(1,177,930)

Weighted average shares outstanding -
basic and diluted	14,695,512	7,443,257
Loss per share - basic and diluted	$(0.40)	$(0.16)

Contact information:
Investor Relations: Al Palombo, 212-554-5488, al@cameronassoc.com
Geary Cotton, CFO, (866) 4-CELSIUS, (561) 276-2239, gcotton@celsius.com